UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2022
Commission File Number: 1-35335

Groupon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 W Chicago Avenue	60654
Suite 400	(Zip Code)
Chicago
Illinois	(312)	334-1579
(Address of principal executive offices)	(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
    240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 406 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter)
Emerging growth company     ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
On September 28, 2022, Groupon, Inc. (the “Company”) entered into an amendment of its existing credit agreement to modify certain financial covenants and provide for additional flexibility in its operations. Specifically, the Company and certain of its subsidiaries entered into a Third Amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement, dated as of May 14, 2019 (as amended by the First Amendment, dated as of July 17, 2020 and the Second Amendment, dated as of March 22, 2021, the “Existing Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party to that Existing Credit Agreement. Following the date of the Amendment, the Company’s requirement to maintain (i) a maximum funded indebtedness to EBITDA ratio of 3.25:1.00 shall be increased to 4.50:1.00 for the fiscal quarters ending September 30, 2022 through June 30, 2023 and 4.25:1.00 for the fiscal quarters ending thereafter and (ii) a quarterly minimum liquidity balance (including any undrawn amounts under the credit facility) of at least 70% of the Company’s accrued merchant and supplier payables balance shall be changed to require maintenance of a monthly minimum liquidity balance (including any undrawn amounts under the credit facility) of at least 100% of the Company’s accrued merchant and supplier payables balance. In addition, for purposes of calculating EBITDA under the Existing Credit Agreement, the Amendment increases the cap on certain add-backs for non-recurring charges, restructuring charges and certain run-rate cost savings and synergies from the greater of (x) $60 million and (y) 20% of EBITDA, to (i) $100 million for the fiscal quarters ending September 30, 2022 and December 31, 2022, (ii) $85 million for the fiscal quarter ending March 31, 2023, (iii) $70 million for the fiscal quarter ending June 30, 2023, and (iv) $60 million for each fiscal quarter ending thereafter.
The Amendment further restricts certain existing negative covenants, including with respect to the Company’s ability to make share repurchases, acquisitions, investments and to incur additional indebtedness and liens. Additionally, going forward, the Amendment requires the Company to deliver to the Administrative Agent certain monthly financial statements.
In addition to the foregoing covenant changes, the Amendment modifies the Existing Credit Agreement (as amended, the “Amended Credit Agreement”) by reducing the Company’s senior secured revolving line of credit from $225 million to $150 million. As of June 30, 2022, the Company had $60 million of borrowings and $23.4 million of letters of credit outstanding under the Existing Credit Agreement. Accordingly, the Company did not repay any of these outstanding amounts in connection with the Amendment. The Company drew an additional $40 million of borrowings under the credit facility on the date of the Amendment.
The Amendment replaces LIBOR as a benchmark interest rate under the Existing Credit Agreement with Term SOFR plus a credit spread adjustment of 10 basis points. The Amendment also provides that, from the date of the Amendment through the fiscal quarter ending June 30, 2023, the ABR and Canadian prime spreads shall be raised to 1.50%, the fixed rate spreads to 2.50% and the commitment fee to 0.4% on the daily amount of the unused commitments under the Amended Credit Agreement. After June 30, 2023, the applicable spreads and commitment fee will revert to the levels set by the Existing Credit Agreement, with the addition of a new tier that is applicable when the ratio of funded indebtedness to EBITDA exceeds 3.00:1.00 and provides for ABR and Canadian prime spreads of 1.25%, fixed rate spreads of 2.25% and a commitment fee of 0.4% on the daily amount of the unused commitments under the Amended Credit Agreement.
The foregoing description of the Amendment and the Amended Credit Agreement is a summary only. It is qualified in its entirety by reference to the full text of the Amendment and the Amended Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits:
Exhibit No.	Description
10.1
Third Amendment, dated as of September 28, 2022, among the Company, the subsidiaries of the Company party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, to the Second Amended and Restated Credit Agreement, dated as of May 14, 2019 (and as amended by the First Amendment, dated as of July 17, 2020 and the Second Amendment, dated as of March 22, 2021), among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Date: September 29, 2022
By: /s/ Damien Schmitz Name: Damien Schmitz Title: Interim Chief Financial Officer